EX-20.10





                             DAVID R. RAMOS

                      CERTIFIED PUBLIC ACCOUNTANT

                     1543 Lakeland Hills Boulevard

                        Lakeland, Florida 33805

                       TEL EPHONE (863) 683-4388

                           FAX (863)686-8620




                      INDEPENDENT AUDITOR'S REPORT




The Board of Directors and Stockholders

EMC Group, Inc.


I have audited the accompanying balance sheets of EMC Group, Inc., as of February 28, 1999 and 1998, and the related statements of operations, changes in stockholders' equity, and cash flows for the year and initial period then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.


I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also iiicludes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.


In my opinion, financial statements referred to above present fairly, in all material respects, the financial position of EMC Group, Inc. as of February 28, 1999 and 1998, and the results of its operations and its cash flows for the year and initial period then ended in conformity with generally accepted accounting principles.



/s/David R. Ramos


July 13, 1999